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                                  EXHIBIT 10.9


May 11, 1995



Mr. William F. Bryant
5211 Big Ranch Road
Napa, CA 94558

Dear Bill:

Following up on our recent conversations, this letter is intended to replace the employment agreement described in my letter to you of June 3, 1993. As such, this letter completely replaces and updates our agreement with respect to your employment.

Under this new agreement, you will continue to be President and Chief Executive Officer of Transcisco Leasing Company ("Leasing"). You will report to the Chief Executive Officer of Transcisco Industries, Inc. ("Industries") who will serve as Chairman of the Leasing Board, which for the term of this agreement will include you, the CEO of Industries' (as Chairman) and one other representative of Industries selected by the Chairman.

         Term

         The term of this agreement will be approximately five years running from the above date to June 30, 2000, and will be automatically extended for an additional one-year period on each anniversary of the date hereof (unless Leasing elects not to extend (the "Non-Extension")). In any case, this agreement shall not be extended beyond June 30, 2011. As in the past, it is expressly agreed that your services will be subject to termination only for cause which shall include dishonesty, moral turpitude, gross incompetence, gross impropriety, frequent improper behavior, illegal and any other acts which would cause Leasing to be held in disrepute in the investment or business communities. In the event that this agreement is terminated for cause, Leasing shall pay your Base Compensation for 30 days following the date of termination, and, solely at its discretion, a portion of the Incentive Compensation.
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William F. Bryant
May 11, 1995
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         The confidentiality agreement you signed in 1990 will remain in force for the term of this agreement.

         In the event of a change in the beneficial ownership or effective control of Leasing or Industries, Leasing and/or Industries will ensure that the obligations covered by this letter are assigned to and become binding upon any new owner or other successor in interest. Moreover, should such an event materially interfere with your ability to perform or substantially modify your authority or level of responsibility, you may terminate this contract and receive one year's Base Compensation and your Incentive Compensation (as defined below) for the remaining five-year term of this agreement.

         In the event of termination without cause, you will be entitled to one year's Base Compensation and your Incentive Compensation (as defined below) for the remaining five-year term of this agreement.

         In the event of this agreement expiring as a result of a Non-Extension occurring prior to June 30, 2006, you will be entitled, following the expiry of the agreement, to one year's Base Compensation and your Incentive Compensation (as defined below) for the following five years.

         For the purpose of computing Incentive Compensation after the termination of this agreement for the reasons described above, the pretax profit shall be calculated and paid as described in the Incentive Compensation section below, except that (i) it shall be based solely on the revenues derived from arrangements entered into when you were employed by Leasing or within three months thereafter (or within six months thereafter in the event you were involved as an employee of Leasing at the beginning of such arrangement(s)), and (ii) the overhead costs of Leasing shall not exceed for any fiscal year those incurred in the last year of your employment.

         Base Compensation

         Your base compensation will continue at the rate of $175,000 per year paid semi-monthly. The Board of Leasing, at its discretion, may
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William F. Bryant
May 11, 1995
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         increase that base salary if it determines an adjustment is equitable and in the best interest of the company

         Stock Option

         As you know, in 1993 Industries modified its stock option agreements covering all the key executives. Your original 30,000 options were repriced to reflect the current value of Transcisco stock and you were granted 30,000 new options to be vested over the ensuing four years.

         Benefits

         You will continue to be eligible for fringe benefits and insurance coverages generally available to comparable corporate officers of Industries or Leasing. You are eligible to continue to participate in any 401(K) or other deferred compensation plan on the same basis available to other senior executives of Industries or Leasing. I believe you have all plan descriptions for the programs and we agree that if there are any changes in any of the plans, you will be treated the same as your counterpart executives.

         Your parking will be paid for by Leasing and your car allowance will continue at the rate of $400 per month which will escalate annually based upon cost of living adjustments in the San Francisco Bay Area.

         You will be entitled to up to four week's vacation per year.

         In the event of your death while in Leasing's employment, your estate will receive, in addition to the death benefits available to senior executives of Industries, Incentive Compensation for the remaining five-year term of this agreement calculated as described in the last paragraph under Term above, provided that such payments shall be reduced dollar for dollar by any proceeds paid to your estate or beneficiary from additional term/key man life insurance obtained by Leasing to cover this obligation.

         Incentive Compensation

         We have agreed that for the term of this agreement you will receive 10% of Leasing's annual pre-tax profits for the first $1 million of profit as defined below, and 6.5% of all such profit thereafter to be paid in May after completion of the March 31 fiscal year audit for Leasing and Industries.





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William F. Bryant
May 11, 1995
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         You will recommend the payment of specific awards to your management team, but the decision will be made by Leasing's Board.

         For purposes of this agreement, we have both agreed that profit means pre-tax earnings after all direct costs of Leasing's operations as well as reasonable allocations of shared costs for such things as space, accounting, insurance and similar costs. Profits are not expected to be reduced, however, by arbitrary allocation of Industries' corporate overhead where no clear benefit accrues to Leasing.

         As in the past, it is expressly understood and agreed that, other than as provided herein, no incentive payment provided for in this letter will be paid unless you are employed by the company at the time the incentive payment is payable, nor will any option stock or bonus to be paid or be found to be accruing, in the event that your employment terminates prior to the date specified for the vesting of such option stock or bonus (e.g. voluntary termination).

         Arbitration

         As in the past, any dispute arising between Leasing or Industries and you concerning your employment, its termination, or any term or condition of your employment (other than in connection with the calculation of Incentive Compensation which will be arbitrated by Arthur, Andersen & Co. or another CPA firm agreed by the parties) will be submitted to final and binding arbitration by a single arbitrator who shall have not less than five years experience as a railroad industry executive (such person to be agreed upon by you and Leasing, or, failing such agreement, by the presiding judge of the Superior Court from a list of persons provided by you and Leasing, such list to contain not more than three names by each party). The only dispute not subject to arbitration would be breach or potential breach of the Confidentiality Agreement.

         We have also agreed that arbitration will make an award of legal and/or accounting fees to the prevailing party and our mutual intent is that any arbitration be Binding Expedited Baseball Arbitration carried out as speedily as is reasonably possible under such circumstances (it being our intent to avoid a lengthy and expensive process that begins to approach the cost, complexity, and duration of litigation).

         Indemnification

         In the course of your employment, you will be indemnified by Leasing on the same basis as available to the officers and Directors of Industries for any acts taken by you in good faith on behalf of Leasing.

I believe this covers everything we have discussed and I do expect that we will enjoy an outstanding business relationship as you continue making your important contribution to the success of Transcisco.





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William F. Bryant
May 11, 1995
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Please sign where noted below to evidence your acknowledgment of and agreement to this agreement with Transcisco Leasing Company.

Sincerely,

/s/ Steven L. Pease
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Steven L. Pease
President and Chief Executive Officer


ACKNOWLEDGED AND AGREED TO:


/s/ William F. Bryant                                 Date: May 11, 1995
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William F. Bryant